Exhibit 10.6(a)

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer/Policy Number:	Beneficial Life Insurance #BL2103238
Jefferson Pilot Insurance #JP5195818
Massachusetts Mutual Life
Insurance #0045169

Bank:	Southwest Community Bank

Insured:	Frank J. Mercardante

Relationship of Insured to Bank: Executive Officer

Date:

The respective rights and duties of the Bank, the Mercardante 2001 Irrevocable Trust (the “Trust”) and the Insured in the above policy(ies) (the “Policy” or Policies) shall be as follows:

I.	DEFINITIONS

Refer to the Policy provisions for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Trust all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw the Policy cash values. Where the Bank and the Trust, with the consent of the Insured, mutually agree to exercise the right to increase the coverage under the subject split dollar Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured shall have the right and power to require the Bank to designate a beneficiary or beneficiaries to receive the proceeds payable upon the death of the Insured, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement. Pursuant to said right, the Insured irrevocably directs the Bank and the Bank agrees to designate the Trust as beneficiary of the Policy. Said designation shall be irrevocable and thus may not be changed by anyone, except in the event the Agreement terminates as provided under Article X herein and the Policy is not assigned to the Trust.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to maintain the Policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive additional compensation equal to the assumed cost of insurance as required by the Internal Revenue Service plus the amount of any taxes paid and taxes on taxes paid (collectively Taxes”) related to the receipt of the benefit (“gross up”). This amount shall not exceed $8,620 per year. For example:

If the taxable income is $10,000 and the highest combined marginal Federal and California income tax bracket plus FICA taxes and the Medicare tax is 40%, then the Taxes would be $10,000 multiplied by 40% ($4,000) divided by .60 = $6,667. The Bank (or its administrator) will report to the Insured the amount of imputed income received each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraph VII herein, the division of the death proceeds of the Policy is as follows:

1.	If death occurs on or before the attainment of age sixty-five (65), the Trust shall be entitled to an amount equal to the lesser of $1,820,000, or one hundred percent (100%) of the net at risk insurance portion of the proceeds. If death occurs after age sixty-five (65) but on or before age seventy (70), the Trust shall be entitled to the lesser of $1,400,000, or one hundred percent (100%) of the net at risk insurance proceeds. If death occurs after age seventy (70) but on or before age eighty (80), the Trust shall be entitled to the lesser of $980,000, or one hundred percent (100%) of the net at risk insurance proceeds. If death occurs after age eighty (80), the Trust shall be entitled to the lesser of $560,000, or one hundred percent (100%) of the net at risk insurance proceeds. The net at risk insurance portion is the total proceeds less the cash value of the Policy.

2.	The Bank and the Trust shall share in any interest due on the. death proceeds on a pro rata basis in the ratio that the proceeds due the Bank and the Trust, respectively, bears to the total proceeds, excluding any such interest.

3.	In the event that the Policy is terminated other than as a result of (a) a termination of this Agreement pursuant to paragraph X or (b) any intentional act of the Insured which results in the termination of the policy, then the Bank shall pay to the Trust an amount which will provide a total after-tax death benefit equal to the benefit that the Insured would have received if the Policy had not been terminated.

4.	In the event that the Policy is terminated other than as a result of (a) a termination of this Agreement pursuant to paragraph X or (b) any intentional act of the Insured which results in the termination of the Policy, then the Bank shall pay to the trust an amount which will provide a total after-tax death benefit equal to the benefit that the Insured would have received if the Policy had not been terminated.

VII	DIVISION OF CASH SURRENDER VALUE

The Bank shall at all times be entitled to an amount equal to the Policy’s cash value, as that term is defined in the Policy, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable Policy surrender charges. Such cash value shall be determined as of the date of surrender of the Policy or death of the Insured as the case may be.

VIII	PREMIUM WAIVER

If the Policy contains a premium waiver provision, any such waived amounts shall be considered for all purposes of this Agreement as having been paid by the Bank.

IX.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the Policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits ‘shall be treated like death proceeds for the purposes of division under this Agreement.

X.	TERMINATION OF AGREEMENT

This Agreement shall terminate at the option of the Bank following thirty (30) days written notice to the Insured and the Trust upon the happening of any one of the following:

1.	The Insured’s right to receive benefits under that certain Executive Supplemental Compensation Agreement effective as of October 17, 2001 shall terminate for any reason other than the Insured’s death, or

2.	The Insured shall be discharged from service with the Bank for cause. The term “for cause” shall mean:

(a) The Insured’s deliberate violation of (i) any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Employer, or (ii) of the rules or regulations of the California Department of Financial Institutions, the Federal Deposit

Insurance Corporation, the Federal Reserve Board of Governors, the Office of the Comptroller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Bank, which has a material adverse financial effect upon the Bank; or

(b) The Insured’s conviction of (i) any felony or (ii) a crime involving moral turpitude or a fraudulent or dishonest act which, in each case, has a material adverse financial effect on the Employer.

Upon such termination, the Trust shall have a ninety (90) day option to receive from the Bank an absolute assignment of the Policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment shall be an amount equal to the Policy’s cash value, as that term is defined in the Policy, and shall not take into account the amount of any premiums that have been paid by the Bank.
Should the Trust fail to exercise this option within the prescribed ninety (90) day period, the Trust agrees that all of its rights, interest and claims in the Policy shall terminate as of the date of the termination of this Agreement.
Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

XI.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

Neither the Insured nor the Trust may assign to any individual, trust or other organization, any right, title or interest in the Policy nor any rights, options, privileges or duties created under this Agreement.

XII.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall be binding upon the Insured, the Trust, and the Bank, and their respective heirs, successors, personal representatives and assigns, as applicable.

XIII.	NAMED FIDUCIARY AND PLAN ADMINISTRATOR

The Bank is hereby designated the “Named Fiduciary” until resignation or removal by its Board of Directors. As Named Fiduciary, the Bank shall be responsible for the management, control, and administration of this Agreement as established herein. The Named Fiduciary may allocate to others certain aspects of the management and operations responsibilities of this Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIV.	FUNDING POLICY

The funding Policy for this Agreement shall be to maintain the Policy in force by paying, when due, all premiums required.

XV.	CLAIM PROCEDURES

Claim forms or claim information as to the subject Policy can be obtained by contacting The Benefit Marketing Group, Inc. (770-952-1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the Policy it should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

In the event that a claim is not eligible under the Policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the Policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, it should contact the office flamed above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XVI.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVII.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as set forth herein upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer from any and all liability.

IN WITNESS WHEREOF, the Insured and a duly authorized Bank officer have signed this Agreement as of the above written date.

SOUTHWEST COMMUNITY BANK		INSURED

/s/ Howard B. Levenson		/s/ Frank J. Mercardante
Howard B. Levenson		Frank J. Mercardante
Chairman

THE MERCARDANTE 2001 IRREVOCABLE TRUST

By:	/s/ Patick C. Mercardante
Trustee

IRREVOCABLE BENEFICIARY DESIGNATION FORM

Name

The Mercardante 2001 Irrevocable Trust

By:	/s/ Patick C. Mercardante
Southwest Community Bank

By:	/s/ Howard B. Levenson
Howard B. Levenson
Chairman

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Southwest Community Bank

AMENDMENT TO

ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

This Amendment dated April 19, 2006 amends the Endorsement Method Split Dollar Plan Agreement between Southwest Community Bank (the “Bank”) and Frank J. Mercardante (the “Insured”) executed November 20, 2001 (the “Agreement”).

1. Notwithstanding any other provision of the Policy or the Agreement, it is intended that any payment or benefit which is provided to the Insured pursuant to or in connection with the Policy or this Agreement which is considered to be nonqualified deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for noncompliance.

2. The Agreement shall otherwise remain in full force and effect as written.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BANK:

Southwest Community Bank

By:	/s/ Howard B. Levenson
Name:	Howard B. Levenson
Its:	Chairman

INSURED:

/s/ Frank J. Mercardante
Frank J. Mercardante

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